Exhibit 99.28(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment No. 670 to the Registration Statement on Form N-1A of Investment Managers Series Trust II, with respect to Tradr Triple Threat 2X Long Memory Daily ETF, Tradr Triple Threat 2X Long Quantum Daily ETF and Tradr Triple Threat 2X Long Space Daily ETF, each a series of shares of Investment Managers Series Trust II, under the heading “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania

November 12, 2026